                                                                    Exhibit 12.1


                                 USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                      TOTAL ENTERPRISE BASIS - (Unaudited)
           ----------------------------------------------------------
                              (Dollars in Millions)

                               Three Months
                                  Ended           Year Ended December 31
                                 March 31    --------------------------------
                                1996   1995   1995   1994    1993   1992   1991
                                ----   ----   ----   ----    ----   ----   ----
Portion of rentals
  representing interest         $20     $20    $78    $85     $84    $87    $91
Capitalized interest              3       5     13     58     105     78     63
Other interest and fixed
  charges                       111     121    464    464     372    408    474
Pretax earnings which would
  be required to cover
  preferred stock dividend
  requirements of parent          9      12     46     49      44     14     15
                                ----   ----   ----   ----    ----   ----   ----
Combined fixed charges
  and preferred stock
  dividends (A)                $143    $158   $601   $656    $605   $587   $643
                                ====   ====   ====   ====    ====   ====   ====
Earnings-pretax income (loss)
  with applicable
  adjustments (B)              $527    $404   $902 $1,263    $280   $376   $(53)
                                ====   ====   ====   ====    ====   ====   ====

Ratio of (B) to (A)            3.68    2.56   1.50   1.92     (a)    (a)    (a)
                                ====   ====   ====   ====    ====   ====   ====

  (a) Earnings did not cover combined fixed charges and preferred stock dividends by $325 million for 1993, by $211 million for 1992 and by $696 million for 1991.
